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                    April 26, 2023

       Daniella Turenshine
       Chief Financial Officer
       FIGS, Inc.
       2834 Colorado Avenue
       Suite 100
       Santa Monica , CA 90404

                                                        Re: FIGS, Inc.
                                                            Form 10-K For the
Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-40448

       Dear Daniella Turenshine:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Alison Haggerty